                                  Exhibit 20.1

Independent Auditors' Report
The Board of Directors
Dogpile LLC and Predecessors:


We have audited the accompanying balance sheets of Dogpile LLC and Predecessors (collectively, the Company) as of July 31, 1998 and 1999, and the related statements of operations, owners' equity and cash flows for each of the years in the two-year period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dogpile LLC and Predecessors as of July 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 1999 in conformity with generally accepted accounting principles.




Seattle, Washington
October 7, 1999

                                   DOGPILE LLC
                                AND PREDECESSORS

                                 Balance Sheets

                             July 31, 1998 and 1999


                                    ASSETS                                             1998              1999
                                                                               ---------------    ---------------
Current assets:
    Cash                                                                      $       10,064           232,999
    Accounts receivable net of allowance for doubtful accounts of $0 and
      $43,000, at July 31, 1998 and 1999, respectfully                                41,105           492,305
                                                                               ---------------    ---------------
          Total current assets                                                        51,169           725,304

Computer and office equipment, net                                                    29,051            49,736

Other assets, net                                                                      2,406         8,860,468
                                                                               ---------------    ---------------
          Total assets                                                        $       82,626         9,635,508
                                                                               ---------------    ---------------
                                                                               ---------------    ---------------
                         LIABILITIES AND OWNERS' EQUITY

Current liabilities:
    Accounts payable                                                          $           --           144,093
    Accrued payroll costs                                                             34,925            32,075
                                                                               ---------------    ---------------
          Total current liabilities                                                   34,925           176,168

Owners' equity                                                                        47,701         9,459,340
                                                                               ---------------    ---------------
          Total liabilities and owners' equity                                $       82,626         9,635,508
                                                                               ---------------    ---------------
                                                                               ---------------    ---------------

See accompanying notes to financial statements.

                                   DOGPILE LLC
                                AND PREDECESSORS

                            Statements of Operations

                       Years ended July 31, 1998 and 1999

                                                           1998                   1999
                                                     ---------------        ---------------
Revenue                                             $      230,084              1,770,922
Cost of revenues                                            31,050                255,049
                                                     ---------------        ---------------
      Gross profit                                         199,034              1,515,873
                                                     ---------------        ---------------
Operating expenses:
    General and administrative                             122,285                587,780
    Selling and marketing                                   20,685                186,992
    Product development                                     41,370                148,378
    Amortization of intangible assets                           --                903,062
                                                     ---------------        ---------------
      Total operating expenses                             184,340              1,826,212
                                                     ---------------        ---------------
      Net income (loss)                             $       14,694               (310,339)
                                                     ---------------        ---------------
                                                     ---------------        ---------------

See accompanying notes to financial statements.

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Statements of Owners' Equity

                       Years ended July 31, 1998 and 1999

                                                      ADVANCES FROM        PARTNERS'
                                                        OWNER OF          CAPITAL OF            COMMON           ADDITIONAL
                                                         UNUSUAL             FLIN              STOCK OF        PAID IN CAPITAL
                                                        SOLUTIONS         PARTNERSHIP         PILE, INC.
                                                     ----------------   --------------      --------------    -----------------
Balances as of July 31, 1997                      $          1,893                 --                 --                  --

Net income of Unusual Solutions from August 1,
    1997 to December 31, 1997
                                                             4,833                 --                 --                  --
Formation of Flin Partnership and contribution
    of cash                                                 (6,726)           37,840                  --                  --
Net income of Flin Partnership from January 1,
    1998 to July 31, 1998
                                                                --             9,861                  --                  --
                                                     ----------------   --------------      --------------    -----------------

Balances at July 31, 1998                                       --            47,701                  --                  --

Cash distribution to owners                                     --            (6,244)                 --                  --
Formation of Pile, Inc., issuance of 900,900
    common shares for contribution of assets
                                                                --           (41,457)                414              41,043
Contribution of computer and office equipment,
    issuance of 99,100 common shares
                                                                --                --                  35               3,434
Net income of Pile, Inc. from October 1, 1998
    to April 19, 1999                                           --                --                  --                  --
Formation of Dogpile LLC and acquisition of
    assets from Thunderstone
                                                                --                --                (449)            (44,477)
Net loss of Dogpile LLC  from April 20, 1999 to
    July 31, 1999                                               --                --                  --                  --
                                                     ----------------   --------------      --------------    -----------------

Balances as of July 31, 1999                      $             --                --                  --                  --
                                                     ----------------   --------------      --------------    -----------------
                                                     ----------------   --------------      --------------    -----------------

                                                       VOTING
                                                     MEMBERSHIP                            TOTAL OWNERS'
                                                    INTERESTS OF        ACCUMULATED           EQUITY
                                                     DOGPILE LLC          DEFICIT
                                                    -------------      -------------      ---------------
Balances as of July 31, 1997                                  --                 --               1,893

Net income of Unusual Solutions from August 1,
    1997 to December 31, 1997
                                                              --                 --               4,833
Formation of Flin Partnership and contribution
    of cash                                                   --                 --              31,114
Net income of Flin Partnership from January 1,
    1998 to July 31, 1998
                                                              --                 --               9,861
                                                    -------------      -------------      ---------------

Balances at July 31, 1998                                     --                 --              47,701

Cash distribution to owners                                   --                 --              (6,244)
Formation of Pile, Inc., issuance of 900,900
    common shares for contribution of assets
                                                              --                 --                  --
Contribution of computer and office equipment,
    issuance of 99,100 common shares
                                                              --                 --               3,469
Net income of Pile, Inc. from October 1, 1998
    to April 19, 1999                                         --             31,266              31,266
Formation of Dogpile LLC and acquisition of
    assets from Thunderstone
                                                       9,800,945            (31,266)          9,724,753
Net loss of Dogpile LLC  from April 20, 1999 to
    July 31, 1999                                             --           (341,605)           (341,605)
                                                    -------------      -------------      ---------------

Balances as of July 31, 1999                           9,800,945           (341,605)          9,459,340
                                                    -------------      -------------      ---------------
                                                    -------------      -------------      ---------------
See accompanying notes to financial statements.

                                   DOGPILE LLC
                                AND PREDECESSORS

                            Statements of Cash Flows

                       Years ended July 31, 1998 and 1999

                                                                                               1998                   1999
                                                                                       ----------------       ----------------
Cash flows from operating activities:
    Net income (loss)                                                                 $        14,694               (310,339)
    Depreciation and amortization                                                               9,942                923,771
    Changes in certain assets and liabilities:
      Accounts receivable                                                                     (41,105)              (608,945)
      Accounts payable                                                                             --                203,522
      Accrued payroll costs                                                                    32,175                 78,570
                                                                                       ----------------       ----------------

              Net cash provided by operating activities                                        15,706                286,579
                                                                                       ----------------       ----------------

Cash flows from investing activities:
    Purchases of computer and office equipment                                                (36,943)               (32,395)
    Other                                                                                      (1,706)                    --
                                                                                       ----------------       ----------------

              Net cash used in investing activities                                           (38,649)               (32,395)
                                                                                       ----------------       ----------------

Cash flows from financing activities:
    Cash retained by Pile, Inc. upon formation of Dogpile                                           --               (25,005)
    Cash contribution from owners                                                              31,114                      --
    Cash distribution to owners                                                                     --                (6,244)
                                                                                       ----------------       ----------------
              Net cash provided by (used in) financing activities
                                                                                               31,114                (31,249)
                                                                                       ----------------       ----------------
              Net increase in cash                                                              8,171                222,935

Cash at beginning of year                                                                       1,893                 10,064
                                                                                       ----------------       ----------------
Cash at end of year                                                                   $        10,064                232,999
                                                                                       ----------------       ----------------
                                                                                       ----------------       ----------------

Supplemental schedule of noncash investing and financing transactions:
    Contribution of computer and office equipment for common stock of Pile, Inc.      $            --                  3,469
    Contribution of assets from Thunderstone                                                       --              9,767,830
                                                                                       ----------------       ----------------
                                                                                       ----------------       ----------------

See accompanying notes to financial statements.

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



(1)    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    DESCRIPTION OF BUSINESS

              Dogpile LLC provides leading Internet search and navigation technology and other database-powered applications for the World Wide Web. Dogpile LLC and its predecessors have operated metasearch engines on the World Wide Web since January 1997. Dogpile's primary Internet site/portal (Dogpile web site) is amongst the leading portal/search engines in terms of traffic and unique users. Dogpile LLC conducts is business primarily in one industry segment operating in the United States.

       (b)    BASIS OF PRESENTATION

              The financial statements include the accounts of Dogpile LLC, a limited liability company and its predecessors (collectively as Dogpile or Company). Dogpile LLC was formed on April 20, 1999 pursuant to the provisions of the Delaware Limited Liability Company Act. The Company's primary business in all periods presented consists of operating the Dogpile web site. Prior to the formation of Dogpile LLC on April 20,1999, the Dogpile web site business was operated by various entities, including Unusual Solutions, a sole proprietorship until December, 31, 1997; the Flin Partnership, a general partnership, from January 1, 1998 to July 31, 1998; and Pile, Inc., a Delaware corporation, from August 1, 1998 to April 19, 1999. Unusual Solutions, the Flin Partnership, Pile, Inc. (collectively as predecessor companies) and Dogpile LLC were under common control for all periods presented.

              As discussed further in note 6, on April 20, 1999, Pile, Inc. contributed computer and office equipment, and intangible assets critical to the operation of the Dogpile web site for a 51 percent membership interest in the Company. Thunderstone Software LLC (Thunderstone) contributed assets for its 49 percent membership interest in Dogpile. Assets contributed by Pile, Inc. were recorded at their historical cost due to the continuity of ownership. Assets contributed by Thunderstone were accounted for as a purchase and recorded at fair values. The results of operations from August 1, 1997 to April 19, 1999 include the activities of the predecessor companies. The results from operations from April 20, 1999 to July 31, 1999 include the activities of the Dogpile web site and activities related to the assets contributed by Thunderstone.

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



       (c)    COMPUTER AND OFFICE EQUIPMENT

              Computer and office equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of three to five years.

       (d)    INTANGIBLE ASSETS

              Intangible assets consist primarily of goodwill and the costs associated with acquired and licensed technology and are recorded at cost. Amortization of intangibles is recorded using the straight-line method over the shorter of useful lives, generally three years, or the term of the agreement. The recoverability of the carrying values of intangible assets is evaluated on a recurring basis based upon undiscounted cash flows and adjustments, if any, are made at that time.

       (e)    REVENUE RECOGNITION

              The Company derives its revenue from the sale of advertisements on short-term contracts. Advertising revenues are recognized ratably over the period in which the advertisements are displayed. Transactions are recorded at the lower of the estimated fair value of advertisements received or the estimated fair value of the advertisements given. Barter revenue and the related advertising is recorded based on impressions delivered and received. Barter revenue was $0 and $45,000 for the years ended July 31, 1998 and 1999, respectively. Revenues derived from data services contracts are recognized over the term of such contracts.

       (f)    ADVERTISING AND MARKETING EXPENSE

              The Company expenses costs associated with advertising and marketing as they are incurred. Advertising expense was $0 and $48,344 for the years ended July 31, 1998 and 1999, respectively.

       (g)    PRODUCT DEVELOPMENT COSTS

              Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for revenue generating activities have been insignificant. All product development costs have been expensed as incurred.

       (h)    COMPREHENSIVE INCOME

              During the year ended July 31, 1998, Dogpile adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



              INCOME (Statement 130). Statement 130 establishes rules for reporting and displaying comprehensive income or comprehensive net loss. Dogpile's total comprehensive income was the same as its net income (loss) for each of the years ended July 31, 1998 and 1999.

       (i)    SEGMENT INFORMATION

              During the year ended July 31, 1998, Dogpile adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (Statement 131). Statement 131 requires Dogpile to use the "management approach" in disclosing segment information. Dogpile conducts its business predominately within one industry segment for all periods presented. Management assesses Dogpile's performance, measures Dogpile's income (loss) and assets on a single segment basis. The single segment generates revenue primarily from the United States for all periods presented.

       (j)    INCOME TAXES

              The Company is not directly subject to income taxes as its members are taxed on their proportionate share of Dogpile's taxable income. Therefore, no provision or liability for federal or state income taxes has been reflected in the financial statements. Except for the period from August 1, 1998 to March 31, 1999, the predecessor entities were also not directly subject to income taxes as income and losses attributable to these entities were taxable to their owners.

              From August 1, 1998 to March 31, 1999, Pile, Inc. elected to be taxed as a C corporation under federal and state income tax regulations and accordingly was subject to federal and state income taxes during this period.

              During this period, income taxes were computed using the asset and liability method, in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

       (k)    USE OF ESTIMATES

              The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



              revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)    CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS

       The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral with regards to its accounts receivable. The Company maintains reserves for credit losses and such losses have been within management's expectations.

       The Company markets its products directly to customers or through advertising agencies. Customers accounting for more than 10 percent of revenues for the year ended July 31, 1999 and 10 percent of accounts receivable as of July 31, 1999 are as follows:

                                                          ACCOUNTS
                                         REVENUES        RECEIVABLE
                                       ------------    --------------
                Customer A            $   303,248         96,025
                Customer B                284,137         84,600
                Customer C                280,943        104,136

       Revenues related to customers accounting for more than 10 percent of revenues for the year ended July 31, 1998 were not significant.

       The Company's financial instruments include cash, accounts receivable and accounts payable. The Company believes the carrying value of these financial instruments approximates book value given market indicators such as prevailing interest rates and their short maturity.

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



(3)    COMPUTER AND OFFICE EQUIPMENT

       Computer and office equipment consist of the following:

                                                      JULY 31,
                                           ----------------------------------
                                              1998                   1999
                                           -----------           ------------
       Computer equipment                 $   37,253                 70,133
       Office equipment                        1,740                 10,254
                                           -----------           ------------
                                              38,993                 80,387
       Less accumulated depreciation           9,942                 30,651
                                           -----------           ------------
                                          $   29,051                 49,736
                                           -----------           ------------
                                           -----------           ------------

(4)    OTHER ASSETS

       Other assets include the following at July 31, 1999:

       Software license agreements                              $   240,000
       Goodwill                                                   9,522,830
       Other                                                            700
                                                                 ------------
                                                                  9,763,530
       Less accumulated amortization                                903,062
                                                                 ------------
                                                                $ 8,860,468
                                                                 ------------
                                                                 ------------

(5)    INCOME TAXES

       Dogpile was not directly subject to income taxes as of July 31, 1998 and 1999. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

       The net loss of approximately $10,067, recognized during the period from August 1, 1998 to March 31, 1999 when the Company was taxed as a C corporation is not available to offset the Company's taxable income in other periods.

       The effects of the changes of the tax status of Dogpile were not significant in the periods presented.

(6)    FORMATION OF COMPANY

       Upon formation of Dogpile on April 20, 1999, Pile, Inc. contributed all assets essential to the operation of the Dogpile web site business and search engine at http://www.dogpile.com, computer and office equipment with a net book value of $50,836, seven domain names with a book value of $700 and trademark rights to the Dogpile trademark and to the Dogpile

                                   DOGPILE LLC
                                AND PREDECESSORS

                          Notes to Financial Statements

                             July 31, 1998 and 1999



       design mark, in exchange for a 51 percent membership interest in Dogpile. Net current assets of $24,656 including cash of $25,005 were not contributed to Dogpile.

       Concurrently, Thunderstone, an unrelated party, contributed the search engine previously known as search.thunderstone.com, but not the name, three data services agreements, and nonexclusive, royalty free perpetual software licenses, including Texis, a database management system, and application software for stock quotes, auctions and classified ads, and a differential news crawler. Additionally, Thunderstone, contributed computer equipment and agreed to provide technical support and data services to Dogpile for specified periods. In exchange, Thunderstone received a 49 percent membership interest in Dogpile.

       The assets contributed by Thunderstone were recorded at their estimated fair value of $9,767,830 representing goodwill of $9,522,830, software license agreements of $240,000, and computer equipment of $5,000.

(7)    RELATED PARTY TRANSACTIONS

       Substantially all of accrued payroll costs as of July 31, 1998 and 1999 was payable to owners.

       During the year ended July 31, 1999, Dogpile paid $62,104 to Thunderstone for data services which are included in cost of services.

(8)    LIMITED LIABILITY COMPANY AGREEMENT

       As of July 31, 1999, Pile, Inc. and Thunderstone had a 51 percent and 49 percent voting membership interest in Dogpile LLC, respectively. There were no nonvoting membership interests outstanding.

       Under a limited liability company agreement, Dogpile will distribute cash to members on a quarterly basis for the members' income tax obligation. Through July 31, 1999, no cash had been distributed under this agreement.

       Members are generally not liable for the debts, obligations or liabilities of Dogpile. In addition, Pile, Inc. and Thunderstone have agreed to certain restrictions on their ability to transfer their membership interests in Dogpile and to restrictions on changes in ownership of Pile, Inc. and Thunderstone.

(9)    SUBSEQUENT EVENT

       On August 4, 1999, Go2Net, Inc. acquired 100 percent of the outstanding membership interest of the Company in exchange for $15,000,000 of cash and 682,156 shares of Go2Net, Inc. common stock

       Under certain circumstances, Go2Net, Inc. may pay additional consideration consisting of cash and/or shares of Go2Net, Inc. common stock valued at an aggregate of up to $15,000,000 pursuant to the terms of the purchase agreement.